Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Third Quarter 2016 Results and Provides Operational Update

HOUSTON, TX — November 1, 2016 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss from continuing operations of $213.7 million, or $0.52 per basic and diluted share for the third quarter of 2016, compared to a net loss from continuing operations of $49.7 million, or $0.12 per basic and diluted share, for the third quarter of 2015. The increase in loss is mainly attributable to the Rowan contract amendment of $95.9 million and the additional write off associated with the Goodfellow exploration well of $42.0 million, which together resulted in a $0.34 per share loss during the quarter.

Cobalt updated its full year guidance for capital expenditures for continuing operations in the U.S. Gulf of Mexico to be between $525-575 million in 2016, of which approximately $380 million has been spent as of September 30, 2016. These amounts exclude general and administrative and interest expenses. Total cash uses for 2016 for continuing operations in the U.S. Gulf of Mexico are currently expected to be between $725-775 million. The increase in the total cash outlay range is attributable to the early termination of the Rowan rig contract. In addition, Cobalt expects to spend approximately $130-140 million on a net basis for operations on Angola Blocks 20 and 21, of which approximately $130 million has been spent as of September 30, 2016. Cash, cash equivalents, investments, and restricted cash at the end of the third quarter were approximately $683 million. This includes $250 million of Angolan sale proceeds received prior to the close of the sale, but excludes approximately $17 million held in discontinued operations.

Operational Update

In the deepwater Gulf of Mexico, appraisal operations continue at North Platte, where Cobalt is drilling the North Platte #4 appraisal well with the Rowan Reliance drillship. This appraisal well, which commenced drilling in September 2016, has a projected total measured depth of 34,303 feet and is designed to further delineate the North Platte Inboard Lower Tertiary reservoir. Results from the North Platte #4 appraisal well are expected in early 2017. Once operations are completed at North Platte, Cobalt will release the Rowan Reliance drillship pursuant to the amendment to the drilling contract that provides for the drilling contract’s early termination, which Cobalt announced on September 15, 2016. Cobalt, as operator, owns a 60% working interest in North Platte, and TOTAL E&P USA, Inc. owns the remaining 40% working interest.

In addition, drilling operations commenced on the Anchor #4 appraisal well in September 2016. Anchor #4 has a projected total measured depth of 34,108 feet. Results from this well are expected in early 2017. Cobalt owns a 20% non-operated working interest in the Anchor discovery unit. In addition, Cobalt owns 100% working interest in two leases on the south flank of Anchor, but outside of the Anchor unit, and Cobalt believes that an accumulation of hydrocarbons associated with the Anchor reservoir extends onto these leases. Cobalt continues to evaluate these leases to determine if a well should be drilled to test the commercial feasibility of such estimated accumulation. Cobalt expects to make a decision in early 2017 regarding drilling on these leases.

At Shenandoah, Cobalt anticipates drilling to commence on the Shenandoah #6 appraisal well in late 2016 or early 2017. This well is expected to establish the oil water contact on the eastern flank of the field and quantify the full resource potential. Cobalt owns a 20% non-operated working interest in Shenandoah.

Operations also continue at the Heidelberg field, where, as previously announced, three wells were brought on production earlier this year. The first of two additional development wells was recently drilled and completed and is on production. The second development well is currently being sidetracked after the well encountered wet sands that defined the northern extent of the field. This well is expected to be completed and brought on line early next year, resulting in a total of five producing wells in the field. Cobalt owns a 9.375% non-operated working interest in Heidelberg.

With regard to Angola, Cobalt opened a data room and has been actively marketing Cobalt’s 40% working interest in Angola Blocks 20 and 21. The company is pleased with the level of industry interest in these liquid rich assets.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Cobalt’s third quarter 2016 results. Hosting the call will be Timothy J. Cutt, Chief Executive Officer, and David D. Powell, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517. The passcode for the replay is 13648763. The replay will be available until November 15, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan,” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands except per share data)
Oil and gas revenue
Oil sales	$4,079	$—	$8,767	$—
Natural gas sales	84	—	149	—
Natural gas liquids sales	65	—	121	—

Total revenue	4,228	—	9,037	—
Operating costs and expenses
Seismic and exploration	19,641	10,392	24,722	35,726
Lease operating expense	2,372	—	5,031	—
Dry hole costs and impairments	48,667	10,880	202,182	38,310
Loss on amendment of contract	95,908	—	95,908	—
General and administrative	30,004	14,848	68,315	53,015
Accretion expense	102	—	306	—
Depreciation and amortization	7,182	346	14,642	1,125

Total operating costs and expenses	203,876	36,466	411,106	128,176

Operating income (loss)	(199,648)	(36,466)	(402,069)	(128,176)
Other income (expense)
Gain on sale of assets	—	7	—	2,632
Interest income	990	1,475	3,781	4,588
Interest expense	(15,033)	(14,703)	(46,650)	(52,565)

Total other income (expense)	(14,043)	(13,221)	(42,869)	(45,345)

Net income (loss) from continuing operations before income tax	(213,691)	(49,687)	(444,938)	(173,521)
Income tax expense	—	—	—	—

Net income (loss) from continuing operations	(213,691)	(49,687)	(444,938)	(173,521)

Net income (loss) from discontinued operations	(4,514)	(9,477)	(25,431)	(34,051)

Net income (loss)	$(218,205)	$(59,164)	$(470,369)	$(207,572)

Basic and diluted income (loss) per share from continuing operations	$(0.52)	$(0.12)	$(1.09)	$(0.42)
Basic and diluted income (loss) per share from discontinued operations	$(0.01)	$(0.02)	$(0.06)	$(0.08)
Basic and diluted income (loss) per share	$(0.53)	$(0.14)	$(1.15)	$(0.50)

Weighted average common shares outstanding	410,244,975	408,545,467	409,810,369	408,525,438

Consolidated Balance Sheet Information:

	September 30, 2016	December 31, 2015
	($ in thousands)
Cash and cash equivalents	$277,462	$71,593
Short-term restricted funds	252,200	252,950
Short-term investments	144,127	885,994
Current assets held for sale	1,865,667	1,811,051
Total current assets	2,621,988	3,146,291
Total property, plant and equipment	1,057,948	895,936
Total assets	3,689,473	4,061,219
Total current liabilities	644,979	628,018
Total long-term liabilities	2,060,658	1,987,064
Total stockholders’ equity (410,322,271 and 408,740,182 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively)	983,836	1,446,137
Total liabilities and stockholders’ equity	$3,689,473	$4,061,219

Consolidated Statement of Cash Flows Information:

	Nine Months Ended September 30,
	2016	2015
	($ in thousands)
Net cash provided by (used in):
Operating activities – continuing operations	$13,652	$(217,458)
Investing activities – continuing operations	472,929	381,553
Financing activities – continuing operations	—	(4,025)